Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FDO Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan and the Floor & Decor Holdings, Inc. 2017 Stock Incentive Plan of our report dated March 20, 2017 (except for Note 12, as to which the date is April 24, 2017), with respect to the consolidated financial statements and schedule of Floor & Decor Holdings, Inc. (f/k/a FDO Holdings, Inc.) included in its Registration Statement (Amendment No. 4 to Form S-1 No. 333-216000) and related Prospectus for the year ended December 29, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 26, 2017